SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-63987

                          Village Financial Corporation
             (Exact name of registrant as specified in its charter)

                          590 Lawrence Square Boulevard
                         Lawrenceville, New Jersey 08648
                                 (609) 689-1010
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.10 per share
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

       Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
       Rule 12g-4(a)(2)(ii)  [ ]
       Rule 12h-3(b)(1)(i)   [ ]       Rule 15d-6 [X]

         Approximate number of holders of record as of the certification or notice date: None.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Village Financial Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: November 12, 1999        By: /s/Dennis R. Stewart
                                   ---------------------------------------------
                                   Dennis R. Stewart
                                   Chief Financial Officer
                                   TF Financial Corporation
                                   Successor Issuer